NEWS RELEASE

Ocean Power Technologies Closes Previously Announced

Public Offering

Monroe Township, N.J., April 9, 2019 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced the closing of its previously announced offering of common stock, pre-funded warrants and common warrants (the “Offering”). At the closing, the Company issued 900,000 shares of common stock, pre-funded warrants exercisable for 3,385,680 shares of common stock and common warrants exercisable for 4,285,680 shares of common stock. In addition, the Company issued 642,000 shares of common stock and common warrants exercisable for 642,000 shares of common stock, pursuant to the exercise, in full, of the over-allotment option by the underwriter in the Offering. The combination of all aforementioned issued shares of common stock and warrants resulted in a total aggregate net proceeds to the Company of approximately $15.7 million after deducting underwriter fees, commissions and other offering expenses paid by the Company.

A.G.P./Alliance Global Partners acted as the sole book-running manager for the Offering.

A registration statement on Form S-1 (No. 333-230199) relating to these securities had been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on April 4, 2019 and is available on the SEC’s website located at http://www.sec.gov. The Offering was made only by means of a prospectus. Electronic copies of the prospectus may be obtained, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2006 or email: prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PowerBuoy® and subsea battery solution product lines, along with its Innovation and Support Services provide clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate, and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s prospectus and most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Investor Relations Contact:

Michael Porter, President

Porter, LeVay & Rose

Email: ocean@plrinvest.com

Phone: 212-564-4700

Ocean Power Technologies, Inc.